SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS
This Separation Agreement and Release of all Claims ( “Agreement”) is entered into by and between IEC Electronics Corporation (“Company”), a Delaware corporation having its principal office at 105 Norton Street, Newark, New York, and W. Barry Gilbert (the “Executive” or “you”), an individual residing at __________.
1.Termination. You agree that your termination from the Company was effective at the close of business on February 6, 2015 (the “Separation Date”), and that your employment in all capacities with the Company was terminated.

2.Final Compensation and Benefits. You acknowledge and agree that you have received your regular wages and employment-related benefits through the Separation Date, all of which were paid in accordance with the Company’s regular payroll schedule and benefit policies and practices. You acknowledge and agree that your payment for employment-related benefits through the Separation Date included payment for all of your accrued and unused vacation time. You acknowledge and agree that you have also received reimbursement of any appropriately documented expenses that were incurred but unpaid up through the Separation Date that were a result of conducting business activities on behalf of the Company. You received and may retain such wages and employment-related benefits described in this Paragraph 2 even if you decide not to sign this Agreement. You acknowledge and agree that the payments you received that are described in this Paragraph 2 are all wages and employment-related benefits due to you based on your employment with the Company.

3.Termination of Compensation and Benefits.
a)    You acknowledge and agree that all of your compensation and employment-related benefits ended on the Separation Date or the last day of the month in which your employment ended, depending upon the benefit.
b)    You acknowledge and agree that you forfeited all rights under any of IEC Electronics Corporation’s short-term cash incentive plans or long-term stock incentive plans as of the Separation Date, and that all equity compensation awards granted to you by the Company or any of its affiliates that remained outstanding and unvested as of the Separation Date terminated effective as of the Separation Date and were forfeited without consideration.
4.Separation Benefits. In consideration of your acceptance of the terms of this Agreement, including but not limited to the obligations imposed by Paragraphs 8 and 9 of this Agreement and the Release of All Claims contained in Paragraph 5 of this Agreement, and provided you have signed this Agreement and the revocation period set forth in Paragraph 18 has expired with no revocation, the Company will provide you with the separation benefits described in this Paragraph 4.

a)The Company will pay a separation pay benefit in the total amount of One Million Fifty Thousand Dollars ($1,050,000). This separation pay benefit will be paid as follows, subject to applicable tax withholding, with each payment to be made in accordance with written payment/wiring instructions from you, to be provided upon your execution of this Agreement:

(i)        No later than the first business day following the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will pay a lump sum cash payment of Five Hundred Thousand Dollars ($500,000).
(ii)       Within sixty (60) days of the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will make an additional payment of Two Hundred Thousand Dollars ($200,000).
(iii)    On the one-year anniversary of the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will make an additional payment of One Hundred Thousand Dollars ($100,000).
(iv)    On the two-year anniversary of the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will make an additional payment of One Hundred Thousand Dollars ($100,000).
(v)    On the three-year anniversary of the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will make an additional payment of Seventy Five Thousand Dollars ($75,000).
(vi)    On the four-year anniversary of the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company will make an additional payment of Seventy Five Thousand Dollars ($75,000).
b)    On or before the Effective Date of this Agreement, as defined in Paragraph 18 below, the Company shall execute and transmit to your counsel a Confession of Judgment (the “Judgment”) in the form attached as Exhibit A hereto for the purpose of securing the payment described in Paragraph 4(a) above. Your counsel will hold the Confession of Judgment in escrow until such time as the amount due and owing under Paragraph 4(a) above is paid in full, at which time the Confession of Judgment will be deemed null and void and of no effect and returned to counsel for the Company. Solely in the event that the Company does not timely pay any of the payments set forth in Paragraph 4(a) above, your counsel may proceed to file, enter, and enforce the Judgment, in which case the Company shall receive a credit for any payments made.
c)    In the event of a Change in Control of the Company prior to the four-year anniversary of the Effective Date of this Agreement, all payments remaining due pursuant to Paragraph 4(a) above shall become due and payable within thirty (30) days of said Change in Control. For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the Company’s assets; or (ii) any “Exchange Act Person” becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities. A Change in Control shall not be deemed to occur (solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding. “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except that “Exchange Act Person” shall not include (i) the Company or any affiliate of the Company, (ii) any employee benefit plan of the Company or any affiliate of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the shareholders of the

Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of this Agreement, is the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
d)    In the event that the Company receives an inquiry from a future prospective employer, the Company will only disclose the position you held and the duration of your employment, unless you authorize in writing that additional information to be disclosed.
e)    The Company makes no representations to you regarding the taxability and/or tax implications of this Agreement. You are solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, regardless of whether the Company should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare). You agree to indemnify and reimburse the Company for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed by the Internal Revenue Service, the New York State Tax Department or any other federal, state or local taxing authority solely by reason of the payments made pursuant to this Agreement, the amount or absence of withholdings and deductions made from such payments, any non-payment or late payment of taxes due with respect to such payments, and for the tax reporting of such payments, and you alone assume all liability for all such amounts.
f)    You agree that you are not entitled to any compensation or benefits of any kind or description from the Company, its successors, assigns, affiliates or related companies, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, its successors, assigns, affiliates or related companies, including any compensation or benefits set forth in the Amended and Restated Employment Agreement between you and the Company dated as of December 16, 2013 (the “Employment Agreement”), other than as described in this Agreement, and except for your vested rights (if any) under the IEC Electronics Savings & Security Plan, as reflected on your most recent participant account statement and adjusted for investment earnings and losses and expenses since that date. You acknowledge and agree that the payments made pursuant to this Agreement are not considered eligible compensation for purposes of the IEC Electronics Savings & Security Plan or any other compensation, employee benefit plan or fringe benefit plan.
5.Release Of All Claims Against Company.

a)    By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company arising from conduct or events that took place before you signed this Agreement. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to ownership interests in the Company (except as might be determined by a court or other legal authority as part of a legal action related to the value of common shares, in which you belong to a recovering group or class, but in which you are not a named plaintiff or class representative), your employment relationship with the Company, including your separation from employment, and any claims you may have under the Employment Agreement. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company (except as expressly provided otherwise in Paragraph 5(e)), including, but not limited to, all claims that you asserted or could have asserted in the arbitration proceeding you filed against the Company by way of the Statement of Claim captioned W. Barry Gilbert v. IEC Electronics Corp. dated June 24, 2015 (the “Arbitration”).

b)    Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, arising from conduct or events occurring before you signed this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act of 1990 (the “OWBPA”), the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990 (the “ADA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993 (“FMLA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law. You specifically agree that you are releasing claims of discrimination, harassment and/or retaliation based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status and other legally protected categories and/or activities.
c)    You also agree that the legal rights and claims you are giving up include your legal rights and claims under the anti-retaliation provisions of the Sarbanes-Oxley Act, 18 U.S.C. § 1514A and the Dodd-Frank Act, 12 U.S.C. § 5567 and/or legal rights and claims under the federal Worker Adjustment and Retraining Notification Act of 1989 (“WARN”), the New York Worker Adjustment and Retraining Notification Act (“NY WARN”), the New York Labor Law (except unemployment insurance and minimum wage claims), the New York Business Corporation Law, and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of the Company.
d)    You further agree that you are giving up and releasing any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, punitive damages, liquidated damages, penalties, interest, and equitable forms of relief, as well as any claim for attorney’s fees or costs, which may arise from any of the claims waived, discharged or released in this Paragraph 5.
e)    The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from conduct or events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf. In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement or to challenge the enforceability of this Agreement.
f)    You agree that the release of all claims described in this Paragraph 5 applies not only to the Company, but also to the Company’s predecessors, successors and their past, current and future parents, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns.

6.Company Release Of All Claims Against Gilbert.

a)    By signing this Agreement, the Company agrees that it is releasing and waiving its right to bring any legal claim of any nature against you The claims the Company is giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims the Company may have against you.
b)    Specifically, the Company agrees that it is fully and forever giving up all of its legal rights and claims against you, whether or not presently known to it, that are based on events occurring before the Company signs this Agreement. The Company agrees that the legal rights and claims it is waiving include rights and claims under federal, state or local statute, regulations, orders or common law, including breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation, breach of express or implied duties, or violation of public policy or policies, practices, or procedures of the Company.
c)    The Company further agrees that it is giving up and releasing any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, punitive damages, penalties, interest, and equitable forms of relief, as well as any claim for attorney’s fees or costs, which may arise from any of the claims waived, discharged or released in this Paragraph 6.
(d)    Nothing in this release shall be construed to constitute a waiver of any right that the Company cannot waive as a matter of law.
7.No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint, arbitration, proceeding, or action in any forum against the Company other than the Arbitration. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released. Simultaneous with the execution of this Agreement, you also agree to execute a stipulation discontinuing the Arbitration with prejudice and on the merits, in the form attached as Exhibit B, and that you will deliver the executed stipulation to the Company’s counsel along with an executed copy of this Agreement. Within three (3) days after the Effective Date of this Agreement, the Company shall file the stipulation with the arbitrator.

8.No Derogatory Statements/Communications or Operational Interference.

a)    You agree that you will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns. The inclusion of specific individuals in this provision (including, but not limited to, shareholders, officers, directors, agents, attorneys and employees) to protect them from derogatory or disparaging remarks is a material term of this Agreement and intended to make such individuals third-party beneficiaries of this particular provision of the Agreement, with all applicable rights to enforce its terms in the event of a violation. You also agree that you will not directly or indirectly initiate any communications with any directors, shareholders, or employees of the Company regarding the business or operations of the Company, except as required to perform the requirements set forth in this Agreement, as required to perform services on behalf of a new employer, or as otherwise expressly requested by the Company or required by applicable law.

b)    The Company agrees that the members of its Board of Directors and its Senior Management, to be defined as any employee with the Title of Senior Vice-President or above, will not directly or indirectly make, or cause to be made, any written or oral statement or other communication that is derogatory or disparaging to you. Communications between the individuals listed above and/or with their attorneys shall not violate this provision.
c)    Nothing in this Agreement is intended to or shall prevent or limit the parties from providing testimony or information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. The parties agree that they will notify the other party in writing as promptly as practicable after receiving any request for testimony or information regarding the other party in response to a subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, regarding the anticipated testimony or information to be provided and at least fourteen (14) days prior to providing such testimony or information (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).
d)    Nothing in this Agreement shall prohibit you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
9.Confidentiality of Agreement.

a)    Both parties agree to keep the terms of this Agreement, all documents relating to this Agreement, and the benefit being paid under it, completely confidential. Both parties shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) to communicate with their attorneys, their investment or financial advisors or their accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement); (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed.
b)    Nothing herein precludes either party from apprising any attorney, court, administrative agency or governmental body of the existence and/or terms of this Agreement in order to enforce this Agreement, to challenge the enforceability of this Agreement and/or to support an argument that a claim/defense is barred by reason of the waivers and releases contained herein or to counter any such argument.
c)    Nothing in this Agreement shall prohibit either party from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.
d)    Nothing in this Agreement shall prohibit the Company from disclosing the terms of the Agreement and the Agreement itself in filings with the Securities Exchange Commission.
10.Remedies. In the event that either party breaches any of its obligations under this Agreement, the other party may, at its option, seek monetary damages, a court order requiring compliance with this Agreement, or other legal and equitable remedies as appropriate. A court, jury, and/or agency of competent jurisdiction shall determine the nature, extent and value of any damages caused by a breach of this Agreement, including whether a breach of this Agreement requires the return of some or all of the benefits provided under Paragraph 4 above and/or the discontinuance of the Company’s remaining obligations under this Agreement. In addition to any other rights either party may have at law or in equity, it shall have the right to seek enforcement of this Agreement in an action at law or in equity and, in such an action to enforce this Agreement, it shall have the right to seek reasonable legal fees, costs and expenses, to the extent permitted by law and to the extent that such recovery does not result in the invalidation of this Agreement.

11.No Admission of Liability. You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either you or the Company, at any time, as an admission of liability or wrongdoing by the Company.

12.Binding Nature. This Agreement shall bind, be transferable to, and/or be enforceable by or against, the Company’s successors and assigns, now and in the future. This Agreement shall also bind, be transferable to and/or be enforceable by or against, all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

13.Governing Law/Interpretation/Legal Proceedings.

a)    This Agreement shall be governed, construed, and interpreted, and the rights of you and the Company shall be determined in accordance with New York law, without regard to its conflicts of laws principles, except to the extent that the law of the United States governs any matter set forth herein, in which case such Federal law shall govern.
b)    Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court with jurisdiction over Monroe County, New York.
c)    The parties further agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions, which shall be fully severable and given full force and effect. However, in the event you or anyone on your behalf takes legal action asserting claims released through this Agreement, and the Release of All Claims in Paragraph 5 of this Agreement or any portion thereof is determined by any court or agency of competent jurisdiction to be unenforceable for any reason, then the Company shall have the option to rescind this entire Agreement, and immediately recover from you any payments made pursuant to Paragraph 4 above, or to require that you execute another release that is legal and enforceable, without further consideration, payments or compensation.

14.	Scope of Agreement.

a)    You agree that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon you. You also agree that this Agreement contains the entire agreement between the Company and you regarding your termination and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises, including, but not limited to, the Employment Agreement and any other agreement regarding compensation, benefits, or severance.
b)    Notwithstanding the foregoing, you acknowledge that nothing set forth herein shall alter in any manner your continuing obligations pursuant to the provisions contained in the Employment Agreement regarding Cooperation (Article 11) and Restrictive Covenants (Article 12), and you agree that such continuing obligations survive the termination of your employment with the Company and continue to be binding upon you after the Separation Date.
15.Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

16.Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

17.Period to Consider Agreement. You represent and warrant that the Company has given you a reasonable period of time, of at least twenty-one (21) days, to consider all the terms of this Agreement and for the purpose of consulting with an attorney. A draft of this Agreement was first given to your attorney on February 24, 2016. If you execute this Agreement prior to the expiration of the 21-day period, you represent and warrant that you have freely and willingly elected to do so.

18.Revocation Period; Effective Date. After you have accepted this Agreement, you will have an additional 7 calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Jeffrey Schlarbaum, Chief Executive Officer, IEC Electronics Corporation, 105 Norton Street, Newark, New York, 14513. You acknowledge and agree that if you exercise your right to revoke this Agreement, your termination of employment will remain effective on the Separation Date and you will not be entitled to the separation benefits in Paragraph 4.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive and the Company by its duly authorized agent, have hereunder executed this Agreement and intend to be legally bound by its provisions.

W. Barry Gilbert	IEC Electronics Corporation, on behalf of itself and its subsidiaries and affiliates

/s/ W. B. Gilbert                        (By) /s/ Jeffrey T. Schlarbaum

Date: 3/8 , 2016                        Name: Jeffrey T. Schlarbaum

Date: Mar. 11 , 2016

STATE OF NEW YORK)
COUNTY OF MONROE) ss:

On the 8 day of March, 2016, before me, the undersigned, personally appeared W. Barry Gilbert, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in the capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Diane Dickson
NOTARY PUBLIC

STATE OF NEW YORK)
COUNTY OF WAYNE ) ss:

On the 11 day of March, 2016, before me, the undersigned, personally appeared
Jeffrey T. Schlarbaum personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in the capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument and he/she is a CEO of IEC Electronics Corporation,
described in, and who, on behalf of IEC Electronics Corporation and its subsidiaries and affiliates, executed the within instrument.

/s/ Christi L. Rollo
NOTARY PUBLIC

State of New York Supreme Court County of Wayne	Confession of Judgment
W. Barry Gilbert, Plaintiff, v. IEC Electronics Corp. Defendant.

State of New York    )
County of ________ ) ss:

Jeffrey Schlarbaum, being duly sworn, deposes and says:
1.I am the Chief Executive Officer of IEC Electronics Corporation (“IEC”), a New York corporation with a principal office in Wayne County, New York.
2.Pursuant to CPLR 3218, IEC confesses judgment in favor of W. Barry Gilbert, residing at __________, for One Million Three Hundred Seventy Eight Thousand Nine Hundred Eighty Eight Dollars ($1,378,988.00) and authorizes Mr. Gilbert to enter judgment for that amount against IEC without further notice.
3.This confession of judgment is for a debt due or to become due to Mr. Gilbert arising upon the following facts: in February of 2016, IEC and Mr. Gilbert entered into a Separation Agreement and Release of All Claims (“Agreement”). As part of that Agreement, IEC promised to make certain payments to Mr. Gilbert over the next four years in settlement of an arbitration filed by Mr. Gilbert against IEC on or about June 24, 2015 (the “Arbitration”).

4. Notwithstanding any provision in CPLR 3218(b) to the contrary, in the event that IEC fails to make any payment owed under the Agreement, this confession of judgment may be enforced, and judgment may entered pursuant thereto, at any time within five (5) years of the date hereof.
5.This Confession of Judgment is intended as security for the payments due Mr. Gilbert under the Agreement. The judgment is for the full amount sought by Mr. Gilbert in the Arbitration.

6.This confession of judgment is not for the purpose of securing Mr. Gilbert against a contingent liability.

(Signature)

Print Name

Sworn to before me this _______
day of _____________________, 2016.

Notary Public

Arbitration

W. Barry Gilbert, Claimant, v. IEC Electronics Corp., Respondent.

STIPULATION

It is hereby stipulated and agreed, by and between the undersigned counsel for the parties, that the above-captioned arbitration be, and the same hereby is, dismissed with prejudice and on the merits. Each party shall bear one-half of any remaining fees and costs due the arbitrator.

Dated:	Dated:

Geiger and Rothenberg, LLP	Harter Secrest & Emery LLP

David Rothenberg Attorneys for Claimant 45 Exchange Street, Suite 800 Rochester, New York 14614	Jerauld E. Brydges Attorneys for Respondent 1600 Bausch & Lomb Place Rochester, NY 14604